EXHIBIT 10.1
CFO TRANSITION AGREEMENT
This CFO Transition Agreement (the “Agreement”), effective as of December 20, 2022 (the “Effective Date”), is made and entered into by and between Verint Systems Inc. (the “Company”) and Douglas Robinson (“Executive”).
WITNESSETH:
WHEREAS, Executive currently serves as Chief Financial Officer of the Company pursuant to the terms of an Amended and Restated Employment Agreement with the Company dated July 13, 2011 (the “Employment Agreement”);
WHEREAS, Executive previously informed the Board of Directors of the Company (the “Board”) that he intended to step down as Chief Financial Officer;
WHEREAS, Executive has resigned from his position as Chief Financial Officer as of the Effective Date;
WHEREAS, the parties intend that Executive will continue to serve the Company as a Special Advisor to the Company for a period following the Effective Date; and
WHEREAS, the parties wish to provide for the terms of Executive’s resignation and the transition of his duties with the Company.
NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until July 1, 2024, unless earlier terminated as provided herein (the earlier of such dates, the “Employment End Date”, and the period ending on the Employment End Date, the “Transition Period” or the “Term”).
2.Effect of Resignation.
(a)Resignation of Positions. As of the Effective Date, Executive hereby resigns from his position as Chief Financial Officer of the Company. Following the Effective Date, Executive shall continue to serve as an officer or member of the board of directors of any of the Company’s affiliates as the Company may request, until such time as the Company shall otherwise request; provided, however, that Executive shall be deemed to have resigned from any such remaining positions on the Employment End Date unless otherwise mutually agreed. Executive shall sign all letters of resignation and other documentation as may be reasonably requested to effectuate the foregoing. Executive’s execution of this Agreement shall be deemed the grant by Executive to the Company and each other entity referred to above a limited power of attorney to sign in Executive’s name and on Executive’s behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating the foregoing.
(b)Termination of Employment Agreement. On the Effective Date, the Employment Agreement shall terminate and be of no further force or effect, except for those provisions that are incorporated by reference to this Agreement, as provided herein. The parties agree that neither the entering into of this Agreement nor the matters contemplated hereby shall give rise to any right or claim of “Good Reason,” nor of termination by the Company “Without Cause” under Employment Agreement (nor any similar right under any other compensation or benefit plan of the Company). Upon termination of the Employment Agreement, no further payments or benefits of any kind shall be due or payable to Executive under the Employment Agreement except (i) as specifically provided herein and (ii) for any earned but unpaid base salary through the Effective Date.
(c)Release. Executive shall execute a waiver and release in form attached to this Agreement as Appendix A (a “Release”). If the Release has not become effective and delivered to the Company within 30 calendar days following the Effective Date, the Company will cease to have any obligations to make any payments or provide any benefits hereunder, other than for any earned but unpaid base salary through the Effective Date, and any unvested equity awards will be immediately forfeited and cancelled and any unpaid bonus will be forfeited.
3.Transition Period.
(a)Position and Duties. Executive shall continue as a non-officer employee of the Company during the Transition Period, subject to earlier termination as provided in Section 3(e) hereof. During the Transition Period, Executive shall serve as Special Advisor of the Company under the terms of this Agreement. Executive shall perform such duties and responsibilities as may be reasonably requested by the Chief Executive Officer or the Chief Administrative Officer, each in his sole discretion, including with respect to the transition of Executive’s duties to a new Chief Financial Officer and the matters specified on Appendix B hereto. Executive shall not be an officer of the Company during the Transition Period and shall not have the rights or obligations associated therewith. Executive’s employment by the Company during the Transition Period shall continue to be exclusive to the Company, and Executive agrees to perform his duties during the Transition Period in a competent, trustworthy and businesslike manner.
(b)Compensation. During the Transition Period, Executive shall be entitled to the following compensation and benefits:
(i)Base Salary. The Company shall pay Executive a base salary at the rate of $10,000 per month during the Transition Period, payable in accordance with the Company’s payroll practices.
(ii)Equity Awards. All outstanding long-term incentive equity awards granted to Executive under the Company’s 2019 Long-Term Stock Incentive Plan (the “Equity Plan”) prior to the first day of the Transition Period shall continue in effect during the Transition Period subject to the same vesting and other terms and conditions under the applicable award agreements and the Equity Plan.
(c)Employee Benefits; Expenses. During the Transition Period, Executive shall be eligible to participate in the Company’s employee welfare and fringe benefit plans in accordance with the terms thereof.
(d)Employment Status. During the Transition Period, Executive shall continue in his capacity as an employee of the Company, including for purposes of all federal, state and local laws and regulations governing employment, including applicable tax laws. Executive shall continue to be subject to the employment policies and procedures of the Company during the Transition Period.
(e)Termination of Transition Period. The Executive may terminate the Transition Period for any reason upon sixty (60) days prior written notice. The Company shall not terminate the Transition Period other than for Cause (as defined in Section 3(f) below). If the Company terminates the Transition Period for Cause, or if Executive terminates the Transition

Period for any reason, Executive shall have no rights to any payments and benefits hereunder or otherwise following the date of termination, other than for any earned but unpaid base salary through the effective date of such termination, and any unvested equity awards will be immediately forfeited and cancelled and any unpaid bonus will be forfeited. The termination or expiration of the Transition Period, shall constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986.
(f)Cause. For purposes of this Agreement, the term Cause shall mean (A) (i) conviction of, or plea of guilty or nolo contendere to a felony or (ii) indictment for a crime involving dishonesty, fraud or moral turpitude which is materially harmful to the Company or any of its Subsidiaries (including reputational harm); (B) willful and intentional breach by Executive of Executive’s obligations to the Company or any of its Subsidiaries or pursuant to this Agreement which is materially harmful to the Company or any of its Subsidiaries; (C) willful misconduct, or any willful dishonest or willful fraudulent act by Executive in connection with Executive’s performance of his duties for the Company which is materially harmful to the Company; (D) material violation of any U.S. federal securities laws, rules or regulations, as determined by a U.S. court or any other U.S. government body of compliant jurisdiction; (E) material violation of any material Company policy or procedure provided to Executive, including without limitation a material violation of the Company’s Code of Conduct and the Company’s policies on harassment, discrimination or substance abuse, resulting in material and demonstrable harm to the Company; or (F) Executive’s gross neglect of his material duties for the Company which is materially harmful to the Company or any of its Subsidiaries; provided that Executive does not cure such misconduct described in (B), (C) or (F), or such misconduct is not susceptible to cure, within 15 days following his receipt from the Company of written notice of the same.
(g)Release. At the end of the Transition Period, Executive shall execute a waiver and release in form attached to this Agreement as Appendix A (a “Release”). If the Release has not become effective and been delivered to the Company within 30 calendar days following the Employment End Date, the Company will cease to have any obligations to make any payments or provide any benefits hereunder, other than for any earned but unpaid base salary through the Employment End Date, and any unvested equity awards will be immediately forfeited and cancelled and any unpaid bonus will be forfeited.
4.Certain Covenants and Agreements.
(a)The provisions of Sections 10, 11, 12, and 14 of the Employment Agreement (Non-Competition; Non-Solicitation; Confidentiality; Specific Performance; Assignment of Intellectual Property), including with respect to non-competition, non-solicitation, confidentiality and protection of Company property, are hereby incorporated by reference to this Agreement and shall continue in full force and effect as if set forth herein. Notwithstanding the foregoing, and as additional consideration for the obligations of the Company hereunder, (x) the “Restricted Period” for all such purposes shall be defined as the longer of (i) two years following the Effective Date and (ii) the Term of this Agreement plus the 12-month period following the expiration of the Term, for any reason and (y) “Named Competitors” for all such purposes shall mean the companies listed on Appendix C.
(b)Executive will not make any statements that are professionally or personally disparaging about the Company or its past or present employees, officers, and/or directors, including, but not limited to, any statement that disparages the Company or any such person, any Company product or service, the Company’s financial condition, the Company’s business, or Company’s capability to perform its business. Executive understands, however, that nothing in this Agreement prevents him from (i) filing a charge or participating in an investigation by a governmental administrative agency, as further described in Section 6(j) below and/or (ii) providing truthful testimony or other information as required by a lawfully issued subpoena or as otherwise required by law.
(c)Executive will remain eligible to receive his annual bonus for the year ending January 31, 2023 (but not for any subsequent period) in accordance with and subject to the terms of Section 4 of the Employment Agreement.
5.Incorporation by Reference. This Agreement sets forth certain provisions of the Employment Agreement that are incorporated by reference to this Agreement, as modified hereby. In addition, the following provisions of the Employment Agreement are incorporated herein by reference and shall continue in full force and effect as if fully set forth in this Agreement.
(a)Section 8 (Clawback).
(b)Section 9(j) (Return of Company Property), except that the reference to termination of Executive’s employment shall refer to the termination of the Term hereunder and provided that Executive may retain his Company-issued laptop and mobile phone following the purging of all Company proprietary or confidential information at the end of the Term.
(c)Section 13(a) (Governing Law).
(d)Section 13(b) (Arbitration; Legal Fees).
(e)Section 13(c) (Indemnification).
(f)Section 13(h) (Section 409A) (which shall apply to all payments and benefits arising under this Agreement).
(g)Section 13(k) (Executive Representation).
(h)Section 13(l) (Cooperation).
For the avoidance of doubt, all provisions of the Employment Agreement that are not incorporated by reference as provided above shall terminate on the Effective Date.
6.Miscellaneous.
(a)Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, but not limited to the Employment Agreement, except to the extent specifically provided herein.
(b)Severability. If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions of this Agreement, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on you unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, Executive and the Company agree that the invalidated restrictions are retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid. This Section 6(b) does not limit the Company’s rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by Executive of the enforceable provisions of this Agreement.

(c)No Waiver of Breach or Remedies. No failure or delay on the part of Executive or the Company in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
(d)Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Executive and a duly authorized member of the Company’s senior management. No consent to any departure by Executive from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of the Company’s senior management. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(e)Tax Withholding. All payments made under this Agreement shall be made less applicable taxes and withholdings, to the extent required by law. Notwithstanding any provision herein to the contrary, the Company makes no representations concerning Executive’s tax consequences under the Agreement under any other federal, state, or local tax law.
(f)Headings and Construction. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement. All provisions of the Employment Agreement incorporated by reference into this Agreement shall be deemed modified to the extent necessary for the appropriate meaning and context of this Agreement and shall be deemed to include their correlative provisions, defined terms, and cross references in the Employment Agreement. For this purpose all references in the surviving provisions of the Employment Agreement to (i) “this Agreement” shall be deemed to be references to this Agreement and (ii) to the “Employment Term” shall be deemed to be references to the Term of this Agreement.
(g)Assignment. This Agreement is personal to Executive and may not be assigned by Executive.
(h)Successors and Assigns. This Agreement shall be binding upon the Company’s successors and assigns. The Company may not assign this Agreement except in connection with a merger or sale of the Company or substantially all of its assets and shall cause any such successor to expressly assume and agree to perform the obligations of this Agreement, unless such assumption occurs automatically as a matter of law.
(i)Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:
Verint Systems Inc.
175 Broadhollow Road
Melville, NY 11747
Attn: General Counsel
If to the Executive:
To the most recent address of Executive set forth in the personnel records of the Company.
Addresses may be changed by written notice sent to the other party at the last recorded address of that party.
(j)Protected Disclosures. Nothing in this Agreement will preclude, prohibit or restrict the Executive from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit the Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding Protected Disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement to be effective as of the first date set forth above.
VERINT SYSTEMS INC.
By:     /s/ Dan Bodner
Name:         Dan Bodner
Title:     December 20, 2022

EXECUTIVE
     /s/ Douglas Robinson
Douglas Robinson

[Signature Page to CFO Transition Agreement]

Appendix A
Release
This RELEASE (“Release”) dated [__________] between Verint Systems Inc. (the “Company”) and Douglas Robinson (“Executive”).
WHEREAS, the Company and Executive have entered into a CFO Transition Agreement dated December 20, 2022 (the “Transition Agreement”); and
WHEREAS, Executive is entitled to certain compensation and benefits under the Transition Agreement, contingent upon, and in consideration of, Executive’s execution and non-revocation of this Release (including the continued vesting of equity awards and continued benefits, in each case, as described in the Transition Agreement).
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Transition Agreement, the Company and Executive agree as follows:
1.Executive, on Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, does hereby release the Company, and any of its affiliates, and each past or present officer, director, agent, or employee of any such entities (but with respect to any individual or agent, only in connection with such individual’s or agent’s official capacity with the Company or any affiliate and not in his or its personal capacity), from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Executive’s employment or service engagement with the Company or an affiliate thereof, or arising out of the severance of such employment or contractor relationship, or arising out of any act committed or omitted during or after the existence of such employment or contractor relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state, local or other law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, benefits, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, sexual preference, disability or age discrimination under the ADEA, OWBPA, or otherwise), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on Executive’s behalf, any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints relating to any claim released by Executive herein. Executive relinquishes any right to future employment with the Company or its affiliates and the Company and its affiliates shall have the right to refuse to re-employ Executive without liability. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by Executive to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims Executive may have against the Company and the persons and entities described above, whether known, unknown or suspected.
2.The Company and Executive acknowledge and agree that the release contained in Paragraph 1 hereof does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company or any other person or entity (i) to indemnify, advance expenses to, and hold Executive harmless pursuant to applicable law or to the fullest extent permitted under the bylaws and/or certificate of incorporation of Company, the Transition Agreement and, if greater, the policies and procedures of Company that are presently in effect, or otherwise, (ii) to cover Executive under any applicable directors’ and officers’ liability insurance policies or pursuant to Section 13(c) of the Employment Agreement, (iii) to Executive with respect to the compensation, benefits and entitlements due under the Transition Agreement, or (iv) to Executive and Executive’s eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which Executive and/or such dependents are participants.
3.Executive acknowledges that Executive has been provided at least 21 days to review the Release and has been advised to review it with an attorney of Executive’s choice. In the event Executive elects to sign this Release prior to this 21-day period, Executive agrees that it is a knowing and voluntary waiver of Executive’s right to wait the full 21 days. Executive further understands that Executive has seven days after the signing hereof to revoke this Release by so notifying the Company in writing, such notice to be received by the Corporate Secretary within the seven-day period. Executive further acknowledges that Executive has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will and act and that it is Executive’s intention that Executive be legally bound by its terms.
IN WITNESS WHEREOF, Executive has executed this Release on the date first above written.

By: Name: Douglas Robinson

Appendix B
Specified Matters
Executive may be requested to support the Company with certain strategic initiatives during the Transition Period consistent with the terms of this Agreement, at the request and direction of the Chief Executive Officer or the Chief Administrative Officer, each in his sole discretion, including without limitation the following:
During Transition Period:
•Workplace Reimagined project (various phases)
In addition, Executive shall perform such other duties consistent with this Agreement as may be requested by the Board.

Appendix C
“Named Competitors” shall mean the following companies, including any Subsidiaries, divisions, or controlled affiliates thereof:
•Alvaria / Aspect (Noble Systems) / Cicero
•Amazon
•Calabrio, Inc.
•Callminer
•eGain
•Genesys Telecommunications
•Medallia
•NICE
•Qualtrics / Clarabridge
•Salesforce